Exhibit 99.1

NEWS RELEASE (CALIFORNIA WATER SERVICE GROUP)

1720 North First Street San Jose, CA 95112-4598

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)	November 6, 2012

CALIFORNIA WATER SERVICE GROUP ANNOUNCES RESULTS FOR THE 3rd QUARTER OF 2012

SAN JOSE, CA  –  California Water Service Group (NYSE : CWT) today announced net income of $29.8 million and earnings per share of $0.71 for the third quarter of 2012, compared to net income of $20.9 million and earnings per share of $0.50 in the third quarter of 2011.   Included in earnings per share was a $0.15 nonrecurring income tax benefit related to 2011 and prior years due to required tax regulation changes.

Operating revenue for the third quarter increased $8.9 million, or 5.2%, to $178.1 million compared to the third quarter of 2011.  Sales to new customers added $0.3 million, general rate increases added $4.3 million, offset rate increases to recover increases in purchased water costs added $4.1 million, and increased usage by existing customers and other activities added $0.2 million.

Total operating expenses for the third quarter of 2012 increased $2.6 million, or 1.9%, to $141.8 million.  Water production costs increased $4.9 million, or 7.9%, to $66.5 million, primarily due to wholesale water rate increases.  Administrative costs increased $2.3 million, or 10.5%, to $23.9 million, due primarily to labor and benefit expenses.  Changes in pension costs for regulated California operations do not affect earnings because the Company is allowed by the California Public Utilities Commission (CPUC) to track pension cost changes in a balancing account for future recovery which creates a corresponding change to operating revenues. Other operations expenses increased $0.2 million, or 0.9%, to $17.7 million, due primarily to increases in conservation, water treatment and water quality expenses.  Conservation program expenses in California do not affect earnings because they are tracked in a balancing account for future recovery which creates a corresponding change to operating revenues.

Maintenance expense decreased $0.3 million, or 5.9%, to $4.4 million.   Depreciation expense increased $1.0 million, or 7.8% to $13.7 million, due to increases in utility plant.   Income taxes charged to operating expenses and other income and expenses decreased $3.8 million due to a nonrecurring income tax benefit related to 2011 and prior years for repairs costs previously capitalized for book and income tax purposes.  Effective January 1, 2012, the corporate federal income tax repairs and maintenance deduction for qualified tangible property became mandatory for property placed into service during 2012 and prior years.  The new tax regulations require the Company to deduct a significant amount of costs previously capitalized for book and tax purposes.  The amount of the Company’s 2011 and prior years repairs and maintenance deduction was finalized and recorded during the third quarter of 2012.

Other income, net of income taxes, increased $2.4 million to $0.6 million, due primarily to an unrealized mark-to-market gain associated with the change in value of long-term assets held by the Company’s non-qualified retirement plans.  Interest expense decreased $0.1 million, or 1.5% to $7.2 million due to lower interest rates on short-term borrowings.

“Our third quarter earnings are in line with our expectations, given the impact of the new tax rule and positive mark-to-market adjustment.  More important for the long term is our continued success in operating within our budget and obtaining timely recovery of prudently incurred costs in water rates.  Our team continues to focus on these key areas,” said Peter C. Nelson, Chairman of the Board and CEO.

Other Information

All stockholders and interested investors are invited to listen to the 2012 third quarter conference call on 11 a.m. ET on Wednesday, November 7, 2012, which can be accessed by dialing 1-888-539-3696 and keying in ID# 6942093.  A replay of the call will be available from 2:00 p.m. ET on Wednesday, November 7, 2012, through January 6, 2013, at 888-203-1112, ID# 6942093.   The call, which will be hosted by Chairman and Chief Executive Officer Peter C. Nelson, President and Chief Operating Officer Martin A. Kropelnicki, and Vice President, Chief Financial Officer and Treasurer Thomas F. Smegal, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

Additional information is available at our website at www.calwatergroup.com.

Attachments (2).

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	September 30,	December 31,
	2012	2011
ASSETS
Utility plant:
Utility plant	$2,065,679	$1,960,381
Less accumulated depreciation and amortization	(622,553)	(579,262)
Net utility plant	1,443,126	1,381,119
Current assets:
Cash and cash equivalents	16,971	27,203
Receivables
Customers	48,087	28,418
Regulatory balancing accounts	33,171	21,680
Other	12,277	6,422
Unbilled revenue	23,474	15,068
Materials and supplies at average cost	6,029	5,913
Taxes, prepaid expense, and other assets	10,089	9,184
Total current assets	150,098	113,888
Other assets:
Regulatory assets	334,000	319,898
Goodwill	2,615	2,615
Other assets	45,994	37,067
Total other assets	382,609	359,580
	$1,975,833	$1,854,587

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 41,905 and 41,817, outstanding in 2012 and 2011, respectively	$419	$418
Additional paid-in capital	220,642	219,572
Retained earnings	253,875	229,839
Total common stockholders’ equity	474,936	449,829
Long-term debt, less current maturities	479,460	481,632
Total capitalization	954,396	931,461
Current liabilities:
Current maturities of long-term debt	6,677	6,533
Short-term borrowings	60,675	47,140
Accounts payable	58,839	48,923
Regulatory balancing accounts	5,533	2,655
Accrued interest	11,046	4,756
Accrued expenses and other liabilities	47,464	41,868
Total current liabilities	190,234	151,875
Unamortized investment tax credits	2,254	2,254
Deferred income taxes, net	164,245	116,368
Pension and postretirement benefits other than pensions	234,432	232,110
Regulatory liability and Other	87,037	79,050
Advances for construction	188,249	187,278
Contributions in aid of construction	154,986	154,191
	$1,975,833	$1,854,587

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	September 30,	September 30,
For the Three-Months ended:	2012	2011

Operating revenue	$178,135	$169,254
Operating expenses:
Operations:
Water production costs	66,489	61,593
Administrative and General	23,925	21,646
Other operations	17,658	17,506
Maintenance	4,377	4,651
Depreciation and amortization	13,720	12,729
Income taxes	10,387	15,881
Property and other taxes	5,218	5,170
Total operating expenses	141,774	139,176

Net operating income	36,361	30,078

Other income and expenses:
Non-regulated revenue	3,756	3,425
Non-regulated expenses, net	(2,697)	(6,489)
Income tax (expense) benefit on other income and expenses	(422)	1,254
Net other income	637	(1,810)

Interest expense:
Interest Expense	8,024	8,007
Less: capitalized interest	(798)	(674)
Net interest expense	7,226	7,333

Net income	$29,772	$20,935

Earnings per share
Basic	$0.71	$0.50
Diluted	$0.71	$0.50
Weighted average shares outstanding
Basic	41,905	41,780
Diluted	41,905	41,789
Dividends per share of common stock	$0.15750	$0.15375

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	September 30,	September 30,
For the Nine-Months ended:	2012	2011

Operating revenue	$438,436	$398,800
Operating expenses:
Operations:
Water production costs	158,119	138,296
Administrative and General	69,110	62,702
Other operations	59,213	47,879
Maintenance	14,742	15,138
Depreciation and amortization	41,383	37,690
Income taxes	19,477	23,278
Property and other taxes	13,802	14,236
Total operating expenses	375,846	339,219

Net operating income	62,590	59,581

Other income and expenses:
Non-regulated revenue	11,943	11,497
Non-regulated expenses, net	(8,491)	(13,360)
Income tax (expense) benefit on other income and expenses	(1,383)	776
Net other income	2,069	(1,087)

Interest expense:
Interest Expense	23,484	24,556
Less: capitalized interest	(2,647)	(1,906)
Net interest expense	20,837	22,650

Net income	$43,822	$35,844

Earnings per share
Basic	$1.05	$0.86
Diluted	$1.05	$0.86
Weighted average shares outstanding
Basic	41,886	41,743
Diluted	41,886	41,756
Dividends per share of common stock	$0.47250	$0.46125